AMENDMENT NO. 3

TO

INVESCO SENIOR LOAN FUND

SERVICE PLAN

Effective January 26, 2018

The Service Plan (the “Service Plan”), for the INVESCO SENIOR LOAN FUND (the “Fund”), dated as of October 15, 2012, is hereby amended, effective January 26, 2018, as follows:

WHEREAS, the parties desire amend the Service Plan to remove Class B Shares from Invesco Senior Loan Fund;

NOW THEREFORE, the parties hereby agree that Class B Shares are eliminated from Invesco Senior Loan Fund.

All other terms and provisions of the Plan not amended herein shall remain in full force and effect.